                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                                   -----------------------------
                                                           OMB APPROVAL
                                                   -----------------------------
                                                     OMB Number:  3235-0145
                                                    Expires:   October 31, 2002
                                                     Estimated average burden
                                                     hours per response....14.90
                                                   -----------------------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                          RAINDANCE COMMUNICATIONS INC.
      ---------------------------------------------------------------------
                                (Name of Issuer)




                         Common Stock, $0.0015 par value
      ---------------------------------------------------------------------
                         (Title of Class of Securities)




                                    30048Q20
      ---------------------------------------------------------------------
                                 (CUSIP Number)





                                December 31, 2001
      ---------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)


                               Page 1 of 25 pages

 CUSIP NO. 30048Q20                  13G


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               2,652,564
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               2,652,564
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,652,564
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 2 of 25 pages

 CUSIP NO. 30048Q20                  13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund L.P. ("STAF")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               52,755
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               52,755
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           52,755
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 3 of 25 pages

 CUSIP NO. 30048Q20                   13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           STV IV LLC
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               2,705,319
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               2,705,319
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,705,319
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                               Page 4 of 25 pages

 CUSIP NO. 30048Q20                  13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures V L.P. ("SBTV V")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               1,057,707
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               1,057,707
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,057,707
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.2%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------



                               Page 5 of 25 pages

 CUSIP NO. 30048Q20                   13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund V L.P. ("STAF V")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               28,620
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               28,620
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           28,620
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 6 of 25 pages

 CUSIP NO. 30048Q20                  13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Entrepreneurs Fund V L.P. ("STEF V")
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               19,004
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               19,004
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,004
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                               Page 7 of 25 pages

 CUSIP NO. 30048Q20                  13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SBTV V LLC
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               1,105,331
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               1,105,331
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,105,331
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                               Page 8 of 25 pages

 CUSIP NO. 30048Q20                  13G




--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Gary E. Rieschel
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               -0-
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                3,810,650
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              3,810,650
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,810,650
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 9 of 25 pages

 CUSIP NO. 30048Q20                   13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Charles E. Lax
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               0 Shares
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                2,705,319
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               0 Shares
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              2,705,319
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,705,319
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 10 of 25 pages

 CUSIP NO. 30048Q20                   13G


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Bradley A. Feld
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               -0-
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                3,810,650
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              3,810,650
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,810,650
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 11 of 25 pages

 CUSIP NO. 30048Q20                    13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Matthew A. Ocko
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               -0-
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                2,705,319
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              2,705,319
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,705,319
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 12 of 25 pages

 CUSIP NO. 30048Q20                    13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           E. Scott Russell
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               -0-
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                3,810,650
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              3,810,650
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,810,650
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 13 of 25 pages

 CUSIP NO. 30048Q20                    13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           D. Rex Golding
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               -0-
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                3,810,650
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              3,810,650
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,810,650
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 14 of 25 pages

 CUSIP NO. 30048Q20                    13G




--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               -0-
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                3,810,650
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              3,810,650
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,810,650
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.1%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 15 of 25 pages

 CUSIP NO. 30048Q20                    13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Ronald D. Fisher
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               -0-
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                1,105,331
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              1,105,331
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,105,331
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 16 of 25 pages

 CUSIP NO. 30048Q20                    13G



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Kenneth A. Tucker
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES               -0-
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                1,105,331
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              1,105,331
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,105,331
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                               Page 17 of 25 pages

ITEM 1.
        (a) NAME OF ISSUER: Evoke Communications, Inc.
        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
            OFFICES:                                       1157 Century Drive,
                                                           Louisville, CO 80027
ITEM 2.
        (a) NAME OF PERSON FILING:

            SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
            SOFTBANK Technology Advisors Fund L.P. ("STAF")
            STV IV LLC
            SOFTBANK Technology Ventures V L.P. ("SBTV V")
            SOFTBANK Technology Advisors Fund V L.P. ("STAF V")
            SOFTBANK Technology Entrepreneurs Fund V L.P. ("STEF V")
            SBTV V LLC
            Gary E. Rieschel ("GER")
            Charles E. Lax ("CEL")
            Bradley A. Feld ("BAF")
            Matthew A. Ocko ("MAO")
            E. Scott Russell ("ESR")
            D. Rex Golding ("DRG")
            Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust ("JHR")
            Ronald D. Fisher ("RDF")
            Kenneth A. Tucker ("KAT")

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  200 West Evelyn Avenue, Suite 200
                  Mountain View, CA 94041

        (c) CITIZENSHIP:

                  Entities:    SBTV IV        -      Delaware
                               STAF           -      Delaware
                               STV IV LLC     -      Delaware
                               SBTV V         -      Delaware
                               STAF V         -      Delaware
                               STEF V         -      Delaware
                               SBTV V LLC     -      Delaware

                  Individuals: GER            -      United States
                               CEL            -      United States
                               BAF            -      United States
                               MAO            -      United States
                               ESR            -      United States
                               DRG            -      United States
                               JHR            -      United States
                               RDF            -      United States
                               KAT            -      United States

        (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.0015 par value

        (e) CUSIP NUMBER: 30048Q20


                               Page 18 of 25 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

        (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e) [ ] An investment adviser in accordance with Section
                240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with
                Section 240.13d-1(b)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4 OWNERSHIP.


                    (a)         (b)         Sole         Shared            Sole            Shared
                 Beneficial  Percentage     Voting       Voting         Dispositive      Dispositive
   Owners         Ownership    of Class      Power         Power            Power           Power
------------     ----------  ----------    ---------   -----------     -------------     ------------
SBTV IV          2,652,564      5.6%       2,652,564       -0-           2,652,564            -0-

STAF                52,755      0.1%          52,755       -0-              52,755            -0-

STV IV LLC       2,705,319      5.7%       2,705,319       -0-           2,705,319            -0-

SBTV V           1,057,707      2.2%       1,057,707       -0-           1,057,707            -0-

STAF V              28,620      0.1%          28,620       -0-              28,620            -0-

STEF V              19,004      0.1%          19,004       -0-              19,004            -0-

SBTV V LLC       1,105,331      2.3%       1,105,331       -0-           1,105,331            -0-

GER              3,810,650      8.1%          -0-       3,810,650            -0-           3,810,650

CEL              2,705,319      5.7%          -0-       3,810,650            -0-           3,810,650

BAF              3,810,650      8.1%          -0-       3,810,650            -0-           3,810,650

MAO              2,705,319      5.7%          -0-       2,705,319            -0-           2,705,319

ESR              3,810,650      8.1%          -0-       3,810,650            -0-           3,810,650

DRG              3,810,650      8.1%          -0-       3,810,650            -0-           3,810,650

JHR              3,810,650      8.1%          -0-       3,810,650            -0-           3,810,650

RDF              1,105,331      2.3%          -0-       1,105,331            -0-           1,105,331

KAT              1,105,331      2.3%          -0-       1,105,331            -0-           1,105,331



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [ ]


                               Page 19 of 25 pages

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.



                               Page 20 of 25 pages

ITEM 10. CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


        Date:  February 13, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

STV IV LLC


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY VENTURES V L.P.

By:     SBTV V LLC
        its general partner


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.

By:     SBTV V LLC
        its general partner


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer


                               Page 21 of 25 pages

SBTV V LLC


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

GARY E. RIESCHEL


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

CHARLES E. LAX


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

BRADLEY A. FELD


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

MATTHEW A. OCKO


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

E. SCOTT RUSSELL


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

D. REX GOLDING


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

RONALD D. FISHER


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


                               Page 22 of 25 pages

KENNETH A. TUCKER


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*




* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.





                               Page 23 of 25 pages

                                    Exhibit A
                            AGREEMENT OF JOINT FILING

               We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

        Date:  February 13, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

STV IV LLC


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY VENTURES V L.P.

By:     SBTV V LLC
        its general partner


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.

By:     SBTV V LLC
        its general partner


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SBTV V LLC


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

                               Page 24 of 25 pages

GARY E. RIESCHEL


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

CHARLES E. LAX


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

BRADLEY A. FELD


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

MATTHEW A. OCKO


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

E. SCOTT RUSSELL


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

D. REX GOLDING


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

RONALD D. FISHER


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

KENNETH A. TUCKER


By:     /s/ Greg R. Prow
        -------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.


                               Page 25 of 25 pages